Core-Mark Announces 2020 Fourth Quarter and Full Year Financial Results

Fourth Quarter 2020 Key Metrics

•Net Sales increased 2.3% to $4.3 Billion
•Net Income increased 17.3% to $19.0 Million
•Adjusted EBITDA (Non-GAAP)(1) increased 14.1% to $55.1 Million

2020 Full Year Key Metrics

•Net Sales increased 1.7% to a record $17.0 Billion
•Net Income increased 9.5% to a record $63.2 Million
•Adjusted EBITDA (Non-GAAP)(1) increased 6.0% to a record $202.2 Million

2021 Full Year Guidance

•Net Sales expected to be between $17.2 Billion and $17.5 Billion
•Adjusted EBITDA (Non-GAAP)(1) expected to be between $208 Million and $218 Million
•Board approves a new 3-year, $375 million shareholder return plan

WESTLAKE, Texas - March 1, 2021 - Core-Mark Holding Company, Inc. (NASDAQ: CORE), one of the largest marketers of fresh, food and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the fourth quarter and year ended December 31, 2020.

“2020 truly demonstrated the Company’s resilience as we delivered record levels of sales and earnings by taking decisive actions to manage costs while continuing to execute on our strategic priorities. Our success this year wouldn’t have been attainable without the incredible commitment from our Core-Mark family, our customers and vendors,” said Scott E. McPherson, President and Chief Executive Officer. “Our fourth quarter and full year outperformance demonstrates our momentum heading into 2021 as reflected by our guidance and outlook on capital allocation.”

Mr. McPherson continued, “As we enter 2021 with a strong balance sheet and a growing business, our board has carefully mapped out our three-year capital allocation priorities. First, we will continue to reinvest in our business through a disciplined approach to maintenance and growth capital. We will return value to our shareholders through a three-year shareholder return plan focused on more aggressive share buy-backs and continued growth in our dividend. Within our balanced approach to capital allocation, we have been careful to leave sufficient availability to pursue meaningful acquisition opportunities while remaining within our target leverage threshold. To summarize, I am confident in the momentum of the Company and the steps we are taking to enhance value for our shareholders.”

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(1) See the reconciliation of Adjusted EBITDA (Non-GAAP) to Net Income (U.S. GAAP) in the tables below. See the reconciliation of Diluted EPS excluding LIFO (Non-GAAP) to Diluted Earnings Per Share (U.S. GAAP) in “Supplemental Schedule for Items Impacting Diluted EPS.”

Fourth Quarter Results
Net sales increased 2.3% to $4.25 billion for the fourth quarter of 2020 compared to the same period in 2019. Sales of both cigarettes and non-cigarette products in the fourth quarter of 2020 continued to be impacted by changes in consumer buying habits as a result of the COVID-19 pandemic. Cigarette sales increased 4.6% driven by manufacturers’ price increases and cigarette carton sales that outperformed historical trends, increasing 0.3% for the fourth quarter. Non-cigarette sales decreased 1.8% for the quarter, with the largest declines coming from the food, health, beauty & general (“HB&G”) and candy categories. Sales of other tobacco products (“OTP”) continued their strong growth increasing 9.2% for the fourth quarter. Non-cigarette sales decreased to 33.3% of total net sales for the fourth quarter of 2020 compared to 34.7% of total net sales in the fourth quarter of 2019.

Gross profit in the fourth quarter of 2020 decreased 3.8%, or $8.7 million, to $221.8 million from $230.5 million for the same period in 2019, as a result of the year-over-year shortfalls in non-cigarette sales, an increase in LIFO expense and lower inventory holding gains. Remaining gross profit, a non-GAAP financial measure, decreased 1.6% to $221.6 million from $225.2 million.

Gross profit margin for the fourth quarter was 5.22% of total net sales compared to 5.55% for the same period in 2019. The decline in the gross profit margin was due primarily to the shift in sales mix towards cigarettes, which provide lower margins, lower inventory holding gains and higher LIFO expense. Remaining gross profit margin, a non-GAAP financial measure, was 5.21% in the fourth quarter, compared to 5.42% for the same period in 2019. The change in sales mix between cigarettes and non-cigarettes contributed approximately 70% of the decline in remaining gross profit margin.

The following table reconciles remaining gross profit to gross profit, its most directly comparable financial measure under U.S. GAAP:

RECONCILIATION OF REMAINING GROSS PROFIT (NON-GAAP) TO GROSS PROFIT (U.S. GAAP)
(Unaudited and $ in millions)

	For the Three Months Ended December 31,
	2020		2019
	Amounts	% of Net Sales	Amounts	% of Net Sales	% Change
Gross profit	$221.8	5.22%	$230.5	5.55%	(3.8)%
Cigarette inventory holding gains	(9.4)	(0.22)%	(10.1)	(0.24)%
Candy inventory holding gains	—	—%	(1.1)	(0.03)%
LIFO expense	9.2	0.21%	5.9	0.14%
Remaining gross profit	$221.6	5.21%	$225.2	5.42%	(1.6)%

The Company’s operating expenses decreased 4.1% to $197.1 million from $205.6 million for the same period in 2019. The decrease in operating expenses was due primarily to increased productivity and cost savings initiatives implemented mainly in response to the COVID-19 pandemic, partially offset by higher employee bonus and incentive costs. Operating expenses as a percentage of remaining gross profit decreased to 88.9% compared to 91.3% for the fourth quarter of 2019.

Net income increased 17.3% to $19.0 million during the fourth quarter of 2020 compared to $16.2 million for the same period in 2019. Adjusted EBITDA, a non-GAAP financial measure, increased 14.1% to $55.1 million in the fourth quarter of 2020 compared to $48.3 million in the fourth quarter of 2019.

The following table reconciles Adjusted EBITDA to net income, its most directly comparable financial measure under U.S. GAAP:

RECONCILIATION OF ADJUSTED EBITDA (NON-GAAP) TO NET INCOME (U.S. GAAP)
(Unaudited and $ in millions)

	For the Three Months Ended December 31,
	2020	2019	% Change

Net income	$19.0	$16.2	17.3%
Interest expense, net(1)	2.1	3.6
Provision for income taxes	3.4	4.6
Depreciation & amortization	17.7	15.1
LIFO expense	9.2	5.9
Stock-based compensation expense	3.5	2.4
Foreign currency transaction losses, net	0.2	0.5
Adjusted EBITDA	$55.1	$48.3	14.1%
Note (1): Interest expense, net, is reported net of interest income.

Diluted earnings per-share (EPS) was $0.42 for the fourth quarter of 2020 compared to $0.35 for the fourth quarter of 2019. Diluted EPS excluding the impact of LIFO, a non-GAAP financial measure, was $0.57 in the fourth quarter compared to $0.45 for the fourth quarter of 2019. See the attached “Supplemental Schedule for Items Impacting Diluted EPS” following the financial schedules for a reconciliation of Diluted EPS excluding LIFO expense to Diluted EPS.
2020 Full Year Results
Net sales increased 1.7% to $17.0 billion for 2020 compared to $16.7 billion for 2019 driven primarily by strong cigarette sales growth, partially offset by a decrease in non-cigarette sales. Sales of cigarettes and non-cigarette products for the year were impacted by changes in consumer buying habits as a result of the COVID-19 pandemic. Cigarette sales increased 3.8% driven primarily by a 3.6% increase in the average sales price per carton due to cigarette manufacturers’ price increases and a 0.3% increase in carton sales. Non-cigarette sales decreased 2.3% driven primarily by a decrease in sales to existing customers and a net decrease in the number of stores serviced during the year, mainly attributable to the impacts of the COVID-19 pandemic on our non-convenience customer segment. The largest sales declines were in the food, HB&G, and candy categories, partially offset by growth in OTP sales to existing customers. Non-cigarette sales decreased to 33.3% of total net sales compared to 34.7% for the same period in 2019.

Gross profit in 2020 decreased 3.9%, or $35.9 million to $888.3 million from $924.2 million in 2019, driven primarily by the overall shift in sales mix to cigarettes, which have lower margins than non-cigarettes, and higher LIFO expense, partially offset by $1.9 million of incremental inventory holding gains. Remaining gross profit, a non-GAAP financial measure, decreased 3.8% to $887.2 million from $921.9 million.

Gross profit margin decreased 30 basis points to 5.24% of total net sales compared to 5.54% in 2019, driven primarily by the shift in sales mix to cigarette products and a decline in non-cigarette margins. Non-cigarette margins declined due primarily to a sales mix shift toward lower margin items within the non-cigarette category and a decline in margin rate, most notably in alternative nicotine products within the HB&G category.

The following table reconciles remaining gross profit to gross profit, its most directly comparable financial measure under U.S. GAAP:

RECONCILIATION OF REMAINING GROSS PROFIT (NON-GAAP) TO GROSS PROFIT (U.S. GAAP)
(Unaudited and $ in millions)

	For the Twelve Months Ended December 31,
	2020		2019
	Amounts	% of Net Sales	Amounts	% of Net Sales	% Change
Gross profit	$888.3	5.24%	$924.2	5.54%	(3.9)%
Cigarette inventory holding gains	(31.8)	(0.19)%	(23.0)	(0.14)%
Candy inventory holding gains	—	—%	(6.9)	(0.04)%
LIFO expense	30.7	0.18%	27.6	0.17%
Remaining gross profit	$887.2	5.23%	$921.9	5.53%	(3.8)%

The Company’s operating expenses decreased 4.6% to $793.6 million compared to $831.6 million the prior year. The decrease was driven primarily by increased productivity and cost savings initiatives implemented mainly in response to the COVID-19 pandemic. Operating expenses as a percentage of remaining gross profit decreased to 89.4% compared to 90.2% in 2019 due primarily to operating expense reductions that more than offset the decline in remaining gross profit.

Net income increased 9.5% to $63.2 million in 2020 compared to $57.7 million for 2019. Adjusted EBITDA, a non-GAAP financial measure, increased 6.0% to $202.2 million in 2020 compared to $190.7 million last year.

The following table reconciles Adjusted EBITDA to net income, its most directly comparable financial measure under U.S. GAAP:

RECONCILIATION OF ADJUSTED EBITDA (NON-GAAP) TO NET INCOME (U.S. GAAP)
(Unaudited and $ in millions)

	For the Twelve Months Ended December 31,
	2020	2019	% Change

Net income	$63.2	$57.7	9.5%
Interest expense, net(1)	10.5	14.4
Provision for income taxes	20.1	19.7
Depreciation & amortization	66.6	60.9
LIFO expense	30.7	27.6
Stock-based compensation expense	10.2	9.6
Foreign currency transaction losses, net	0.9	0.8
Adjusted EBITDA	$202.2	$190.7	6.0%
Note (1): Interest expense, net, is reported net of interest income.

Diluted EPS was $1.39 for 2020 compared to $1.25 in 2019. Diluted EPS excluding the impact of LIFO, a Non-GAAP financial measure, was $1.89 for 2020 and $1.69 for 2019. See the attached “Supplemental Schedule for Items Impacting Diluted EPS” following the financial schedules for a reconciliation of Diluted EPS excluding LIFO expense to Diluted EPS.

Balance Sheet and Liquidity
The outstanding balance on the revolving credit facility (“Credit Facility”) was $258.0 million compared to $324.8 million at the end of 2019.   Average borrowings during the year were $259.5 million compared to $303.2 million in 2019.  The amount available to draw on the Credit Facility as of December 31, 2020 was $402.4 million.  Free cash flow for 2020 was $117.1 million, which was used primarily to pay down the Credit Facility, fund dividend payments of $22.3 million and repurchases of common stock of $10.4 million.

Dividend

Core-Mark also announced today that its Board of Directors has declared a cash dividend of $0.13 per common share. The dividend is payable on March 26, 2021 to stockholders of record as of the close of business on March 15, 2021.

Shareholder Return Plan

Core-Mark’s Board of Directors approved a new three-year, $375 million shareholder return plan supporting increased share buy-backs and growth in our dividend. This new plan replaces the previous $60 million share repurchase program.

2021 Full Year Guidance
The Company expects 2021 net sales to be between $17.2 billion and $17.5 billion.  Adjusted EBITDA is expected to be between $208 million and $218 million. The 2021 Adjusted EBITDA guidance assumes our operating expense run-rate will benefit from cost savings initiatives and operational efficiency gains realized in 2020, partially offset by the return of certain costs including 401(k) matching, travel and meetings expense and health and welfare expenses.

This guidance assumes $28 million in cigarette inventory holding gains and does not include any other significant holding gains. Cigarette inventory holding gains of $31.8 million in 2020 exceeded our 2020 guidance of $26 to $27 million due largely to an unprecedented fourth manufacturer price increase by Reynolds American Inc. that is not anticipated to repeat itself in 2021.

Diluted EPS for the full year is expected to be between $1.39 and $1.54. Diluted EPS, excluding LIFO expense, is expected to be between $1.90 and $2.06. Key assumptions in the guidance include $32.0 million of LIFO expense, a 26.5% tax rate and 45.4 million fully diluted shares outstanding. The Company’s guidance assumes no new acquisitions or large customer market share gains. Capital expenditures for 2021 are expected to be approximately $45 million, which will be utilized primarily for maintenance and technology initiatives as well as upgrades to certain distribution facilities and the relocation of one distribution facility. The Company expects to generate free cash flow in 2021 of $80 to $100 million.

Capital Allocation Strategy

The Company remains committed to using its strong balance sheet to drive growth organically and through acquisitions while returning capital to shareholders through share repurchases and dividends. Core-Mark’s three-year capital allocation strategy is as follows:

•Reinvestment in the Business: Core-Mark will maintain a disciplined approach to maintenance and growth capital in support of its strategic priorities which is expected to be in the range of $30 to $50 million annually.

•Return of Capital to Shareholders: The Company expects to continue to return value to shareholders through a more aggressive three-year, $375 million shareholder return plan focused on increases in our share buy-backs and growth in our dividend.

•Pursue Strategic Acquisitions: The Company has sufficient availability and a strong balance sheet to capitalize on meaningful acquisition opportunities while executing on the targeted return to shareholders. The Company targets maintaining a financial leverage ratio of 2.5x or below, subject to a temporary increase of up to 3.5x in support of acquisitions.
Conference Call and Webcast Information

Core-Mark will host an earnings call on Monday, March 1, 2021 at 8:00 a.m. Central time, during which management will review the results of the fourth quarter and full year. The call may be accessed by dialing 1-800-588-4973 using the code 50101500. The call may also be listened to on the Company’s website www.core-mark.com.
An audio replay will be available via webcast at www.core-mark.com for approximately 90 days following the call.

Core-Mark
Core-Mark is one of the largest marketers of fresh, food and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 40,000 customer locations in the U.S. and Canada through 32 distribution centers (excluding two distribution facilities the Company operates as a third-party logistics provider). Core-Mark services traditional convenience retailers, drug stores, box or supercenter stores, grocery stores, liquor stores and other specialty and small format stores that carry convenience products. For more information, please visit www.core-mark.com.
Contact: David Lawrence, Vice President of Treasury and Investor Relations, 1-800-622-1713 x 7923 or david.lawrence@core-mark.com

About Non-GAAP Financial Measures
This press release includes non-GAAP financial measures including diluted EPS excluding LIFO expense, Adjusted EBITDA, remaining gross profit, remaining gross profit margin, and operating expenses as a percentage of remaining gross profit. We believe these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful period to period evaluation. We also believe these measures allow investors to view results in a manner similar to the method used by our management. Management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. These measures may be defined differently than other companies and therefore such measures used by other companies may not be comparable to ours. We strongly encourage investors and stockholders to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
Adjusted EBITDA is a measure used by management to measure operating performance. We believe Adjusted EBITDA is also one of the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies. Adjusted EBITDA is equal to net income adding back net interest expense, provision (benefit) for income taxes, depreciation and amortization, LIFO expense, stock-based compensation expense, and net foreign currency transaction gains or losses.
Free Cash Flow is a measure used by management to measure operating performance.  We believe Free Cash Flow is also one of the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies.  Free Cash Flow is equal to net cash provided by operating activities less additions to property, plant and equipment and capitalization of software and related development costs.

Diluted EPS excluding LIFO expense is a measure used by us to measure financial performance. We believe Diluted EPS is also one of the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies. Remaining gross profit and remaining gross profit margin are non-GAAP financial measures. We provide these metrics to segregate the effects of LIFO expense, cigarette and candy inventory holding gains and other items that significantly affect the comparability of gross profit. Operating expenses as a percentage of remaining gross profit is a non-GAAP financial measure used by us to measure operating leverage.

We do not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under “2021 Full Year Guidance” above) where we are unable to provide a meaningful calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that would impact the most directly comparable forward-looking GAAP financial measure, which have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted.  For the same reasons, we are unable to address the probable significance of the unavailable information.  Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.
The tables in this press release contain more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements made pursuant to the safe-harbor provisions of the Exchange Act of 1934 and the Securities Act of 1933. These statements include statements regarding our guidance for 2021 net sales, Adjusted EBITDA, diluted earnings per share, diluted earnings per share excluding LIFO expense, capital expenditures and related disclosures. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from historical results or those described in or implied by such forward-looking statements.

Factors that may cause or contribute to such differences include, but are not limited to, declining cigarette sales volumes; our dependence on the convenience retail industry for our revenues; our dependence on qualified labor, our senior management and other key personnel; competition in our distribution markets; risks and costs associated with efforts to grow our business through acquisitions; the dependence of some of our distribution centers on a few relatively large customers; manufacturers or retail customers adopting direct distribution channels; fuel and other transportation costs; failure, disruptions or security breaches of our information technology systems; the low-margin nature of cigarette and consumable goods distribution; our reliance on manufacturer discount and incentive programs and cigarette excise stamping allowances; our dependence on relatively few suppliers; product liability and counterfeit product claims and manufacturer recalls of products; our ability to achieve the expected benefits of implementation of marketing initiatives; failing to maintain our brand and reputation; unexpected outcomes in legal proceedings; attempts by unions to organize our employees; increasing expenses related to employee health benefits; changes to minimum wage laws; failure to comply with governmental regulations or substantial changes to governmental regulations; earthquake and natural disaster damage; increases in the number or severity of insurance and claims expenses; legislation, regulations and other matters negatively affecting the cigarette, tobacco and alternative nicotine industry; increases in excise taxes or reduction in credit terms by taxing jurisdictions; potential liabilities associated with sales of cigarettes and other tobacco products; changes to federal, state or provincial income tax legislation; reduction in the payment of dividends; currency exchange rate fluctuations; our ability to borrow additional capital; restrictive covenants in our Credit Facility; and changes to accounting rules or regulations. Refer to the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 1, 2021 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q for a more comprehensive discussion of these and other risk factors. In addition, please note that the date of this press release is March 1, 2021, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share and per share data)
(Unaudited)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$22.8	$14.1
Accounts receivable, net of allowance for doubtful accounts of $16.5 and $14.5 at December 31, 2020 and December 31, 2019, respectively	362.6	402.9
Other receivables, net	105.5	96.2
Inventories, net	758.5	670.9
Deposits and prepayments	87.8	116.0
Total current assets	1,337.2	1,300.1
Property and equipment, net	276.0	249.9
Operating lease right-of-use assets	203.6	199.8
Goodwill	72.8	72.8
Other intangible assets, net	40.7	47.2
Other non-current assets, net	24.4	28.6
Total assets	$1,954.7	$1,898.4
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$190.9	$192.2
Book overdrafts	31.1	23.9
Cigarette and tobacco taxes payable	302.9	280.1
Operating lease liabilities	32.9	39.5
Accrued liabilities	188.0	151.0
Total current liabilities	745.8	686.7
Long-term debt	344.5	382.1
Deferred income taxes	2.1	22.6
Long-term operating lease liabilities	179.7	173.4
Other long-term liabilities	12.5	5.6
Claims liabilities	38.2	36.1
Total liabilities	1,322.8	1,306.5
Stockholders’ equity:
Common stock, $0.01 par value (150,000,000 shares authorized; 52,918,347 and 52,702,551 shares issued; 44,921,547 and 45,113,722 shares outstanding at December 31, 2020 and 2019, respectively)	0.5	0.5
Additional paid-in capital	298.3	290.6
Treasury stock at cost (7,996,800 and 7,588,829 shares of common stock at December 31, 2020 and 2019, respectively)	(123.0)	(112.6)
Retained earnings	459.7	418.5
Accumulated other comprehensive loss	(3.6)	(5.1)
Total stockholders’ equity	631.9	591.9
Total liabilities and stockholders’ equity	$1,954.7	$1,898.4

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net sales	$4,252.1	$4,154.8	$16,957.9	$16,670.5
Cost of goods sold	4,030.3	3,924.3	16,069.6	15,746.3
Gross profit	221.8	230.5	888.3	924.2
Warehousing and distribution expenses	133.4	140.2	541.7	566.2
Selling, general and administrative expenses	61.2	63.1	242.2	255.4
Amortization of intangible assets	2.5	2.3	9.7	10.0
Total operating expenses	197.1	205.6	793.6	831.6
Income from operations	24.7	24.9	94.7	92.6
Interest expense, net	(2.1)	(3.6)	(10.5)	(14.4)
Foreign currency transaction losses, net	(0.2)	(0.5)	(0.9)	(0.8)
Income before income taxes	22.4	20.8	83.3	77.4
Provision for income taxes	(3.4)	(4.6)	(20.1)	(19.7)
Net income	$19.0	$16.2	$63.2	$57.7

Earnings per share:
Basic(1)	$0.42	$0.35	$1.40	$1.26
Diluted(1)	$0.42	$0.35	$1.39	$1.25

Weighted-average shares outstanding:
Basic(1)	44.9	45.7	45.1	45.7
Diluted(1)	45.4	46.0	45.4	46.0

(1) Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)
	Twelve Months Ended
	December 31,
	2020	2019
Cash flows from operating activities:
Net income	$63.2	$57.7
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	34.2	27.7
Amortization of debt issuance costs	0.8	0.8
Stock-based compensation expense	10.2	9.6
Credit loss expense, net	7.6	7.1
Impairment charge and other	0.6	—
Loss on disposals	0.4	—
Depreciation and amortization	66.6	60.9
Foreign currency transaction losses	0.9	0.8
Deferred income taxes	(20.5)	(4.7)
Changes in operating assets and liabilities:
Accounts receivable, net	33.1	(5.2)
Other receivables, net	(9.0)	(6.2)
Inventories, net	(119.8)	(5.0)
Deposits, prepayments and other non-current assets	20.2	(42.9)
Accounts payable	(1.2)	(8.6)
Cigarette and tobacco taxes payable	21.5	(20.0)
Claims, accrued and other long-term liabilities	39.0	17.7
Net cash provided by operating activities	147.8	89.7
Cash flows from investing activities:
Acquisition of business, net of cash acquired	—	(2.5)
Additions to property and equipment, net	(27.2)	(22.8)
Capitalization of software and related development costs	(3.5)	(6.0)
Proceeds from sale of property and equipment	—	0.3
Net cash used in investing activities	(29.6)	(31.0)
Cash flows from financing activities:
Borrowings under revolving credit facility	1,817.1	1,692.6
Repayments under revolving credit facility	(1,883.9)	(1,687.8)
Payments of finance leases	(13.1)	(5.6)
Dividends paid	(22.3)	(20.7)
Repurchases of common stock	(10.4)	(22.0)
Tax withholdings related to net share settlements of restricted stock units	(2.5)	(2.2)
Increase (Decrease) in book overdrafts, net	7.2	(25.5)
Net cash used in financing activities	(107.9)	(71.2)
Effects of changes in foreign exchange rates	(1.6)	(0.7)
Change in cash and cash equivalents	8.7	(13.2)
Cash and cash equivalents, beginning of period	14.1	27.3
Cash and cash equivalents, end of period	$22.8	$14.1
Supplemental disclosures:
Cash received (paid) during the period for:
Income taxes, net	$(29.8)	$(18.7)
Interest paid	$(6.2)	$(12.0)
Non-cash transactions between other non-current assets and other long-term liabilities	$—	$4.7

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF DILUTED EARNINGS PER SHARE EXCLUDING LIFO EXPENSE (NON-GAAP) to DILUTED EARNINGS PER SHARE (U.S. GAAP) AND
SUPPLEMENTAL SCHEDULE FOR ITEMS IMPACTING DILUTED EPS
(In millions, except per share data)
(Unaudited)
	Three Months Ended December 31,			Twelve Months Ended December 31,
	2020(a)(b)	2019(a)(b)	% Change	2020(a)(b)	2019(a)(b)	% Change
Net income	$19.0	$16.2	17.3%	$63.2	$57.7	9.5%
Diluted shares	45.4	46.0		45.4	46.0
Diluted EPS	$0.42	$0.35	20.0%	$1.39	$1.25	11.2%
LIFO expense	0.15	0.10		0.50	0.44
Diluted EPS excluding LIFO expense	$0.57	$0.45	26.7%	$1.89	$1.69	11.8%

Additional Items Impacting Diluted EPS:
Cigarette inventory holding gains(1)	0.16	0.17		0.52	0.37
Candy inventory holding gains (2)	—	0.02		—	0.11
Headquarters relocation expenses(3)	—	—		—	(0.05)
Legacy bad debt expense(4)	—	—		—	(0.03)
Foreign exchange losses(5)	—	(0.01)		(0.01)	(0.01)
(a) Amounts and percentages have been rounded for presentation purposes and may differ from unrounded results.
(b) The per share impacts of the above items were calculated using a tax rate of 23.7% and 25.7% for the three and twelve months ended December 31, 2020, respectively, versus 24.0% and 26.7% for the same periods in 2019.
(1) Cigarette inventory holding gains
Cigarette inventory holding gains were $9.4 million and $31.8 million for the three months and twelve months ended December 31, 2020, respectively versus $10.1 million and $23.0 million for the three and twelve months ended December 31, 2019, respectively.
(2) Candy inventory holding gains
Candy inventory holding gains were $1.1 million and $6.9 million for the three and twelve months ended December 31, 2019, respectively.
(3) Headquarters relocation expenses
In connection with the Company's headquarters relocation, the Company recognized expenses of $0.2 million and $3.0 million for the three and twelve months ended December 31, 2019, respectively.
(4) Legacy bad debt expense
For the twelve months ended December 31, 2019, a bad debt reserve of $2.0 million was recorded to reserve for the balance of un-reserved receivables pertaining to specific customers with receivable balances exceeding twelve months past due and are no longer deemed collectable.
(5) Foreign exchange losses
Foreign exchange losses were $0.2 million and $0.9 million for the three and twelve months ended December 31, 2020, respectively versus $0.5 million and $0.8 million for the three and twelve months ended December 31, 2019.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF OPERATING EXPENSES AS A PERCENTAGE OF REMAINING GROSS PROFIT (NON-GAAP)
(In millions, except percentages)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Gross profit	$221.8	$230.5	$888.3	$924.2
Cigarette inventory holding gains	(9.4)	(10.1)	(31.8)	(23.0)
Candy inventory holding gains	—	(1.1)	—	(6.9)
LIFO expense	9.2	5.9	30.7	27.6
Remaining gross profit (non-GAAP)	$221.6	$225.2	$887.2	$921.9

Warehousing and distribution expenses	$133.4	$140.2	$541.7	$566.2
Selling, general and administrative expenses	61.2	63.1	242.2	255.4
Amortization of intangible assets	2.5	2.3	9.7	10.0
Total operating expenses	$197.1	$205.6	$793.6	$831.6

Warehouse and distribution expenses as a percentage of remaining gross profit (non-GAAP)	60.2%	62.3%	61.1%	61.4%
Selling, general and administrative expenses as a percentage of remaining gross profit (non-GAAP)	27.6%	28.0%	27.3%	27.7%
Amortization of intangible assets as a percentage of remaining gross profit (non-GAAP)	1.1%	1.0%	1.1%	1.1%
Total operating expenses as a percentage of remaining gross profit (non-GAAP)	88.9%	91.3%	89.4%	90.2%

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited and in millions)

	Year Ended December 31,
	2020	2019
Net cash provided by operating activities	$147.8	$89.7
Additions to property and equipment, net	(27.2)	(22.8)
Capitalization of software and related development costs	(3.5)	(6.0)
Free Cash Flow (non-GAAP)	$117.1	$60.9